Exhibit 5.5

BROWN & BUNCH, PLLC ATTORNEYS AND COUNSELORS AT LAW

CHARLES GORDON BROWN gbrown@brownandbunch.com WILLIAM W. BUNCH, III bbunch@brownandbunch.net LEANN NEASE BROWN lnease@brownandbunch.com	101 North Columbia Street, Suite 100 Chapel Hill, North Carolina 27514 (919) 968-1111 Facsimile: (919) 968-1444

August 24, 2023

Dycom Industries, Inc.

Dycom Investments, Inc.

11780 U.S. Highway 1, Suite 600

Palm Beach Gardens, FL 33408

Re:	Dycom Industries, Inc. and Dycom Investments, Inc. Automatic Shelf Registration Statement on Form S-3 filed August 24, 2023.

Ladies and Gentlemen:

We have acted as counsel to Globe Communications, LLC, a North Carolina limited liability company (the “North Carolina Guarantor”), in connection with the preparation and filing by Dycom Industries, Inc., a Florida corporation (the “Parent”), Dycom Investments, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (“Dycom Investments”), and certain other subsidiaries of the Parent (collectively, the “Subsidiaries,” and, together with the Parent, Dycom Investments and the North Carolina Guarantor, the “Registrants”) of an automatic shelf registration statement on Form S-3 (the “Shelf Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the issuance and offering, from time to time, of, among other securities and instruments, (1) debt securities of the Parent (the “Parent Debt Securities”), (2) debt securities of Dycom Investments (the “Subsidiary Debt Securities” and, together with the Parent Debt Securities, the “Debt Securities”) and (3) guarantees of the Debt Securities (the “Subsidiary Guarantees”) by one or more of the Registrants (each a “Guarantor” and, collectively, the “Guarantors”), including, without limitation, the Subsidiary Guarantee pursuant to which the North Carolina Guarantor will guarantee the Debt Securities.

Pursuant to the prospectus forming a part of the Shelf Registration Statement (the “Prospectus”), the Parent and Dycom Investments propose to register the Debt Securities under the Securities Act as set forth in the Shelf Registration Statement and to be issued pursuant to one or more indentures among the Parent or Dycom Investments, respectively, the Guarantors, if any, and the trustee parties thereto, in the forms filed with the Commission as exhibits to the Registrants’ registration statement on Form S-3/A on May 18, 2011, which forms are incorporated by reference as exhibits to the Shelf Registration Statement (the “Indentures”).

Dycom Industries, Inc.

Dycom Investments, Inc.

August 24, 2023

In our capacity as counsel to the North Carolina Guarantor, we have reviewed originals or copies of the following documents:

(a)       Shelf Registration Statement.

(b)       Originals or copies of such other corporate records of the North Carolina Guarantor, certificates of public officials and of officers of the North Carolina Guarantor and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below (the “Other Reviewed Documents”).

We have also examined originals or certified or other reasonably authenticated copies of such records, instruments and other documents as we have deemed necessary or appropriate for the purposes of this opinion. As to questions of fact material to our opinion, we have relied upon the representations made in the Shelf Registration Statement, the Other Reviewed Documents and Resolutions of the Board of Directors by Unanimous Written Consent in Lieu of Meeting of Globe Communications, LLC dated August 24, 2023.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity to the originals of all documents submitted to and reviewed by us as copies.

The laws upon which our opinions are based upon and are limited to the laws of the State of North Carolina (hereinafter referred to as the “Laws”).

Based on the foregoing, and having regard for legal considerations that we deem relevant, we are of the following opinions:

1.       The North Carolina Guarantor is an entity validly existing and in good standing under the laws of the State of North Carolina, which is the state of the North Carolina Guarantor’s organization.

2.       The North Carolina Guarantor has the corporate power and capacity to guarantee the Debt Securities pursuant to the terms of the forms of Indentures identified above and to perform its obligations under the Subsidiary Guarantee.

3.       The Subsidiary Guarantee of the North Carolina Guarantor, upon being duly authorized by all necessary corporate action, executed by an authorized signatory and delivered, will be validly authorized, executed and delivered for corporate law purposes by the North Carolina Guarantor.

Dycom Industries, Inc.

Dycom Investments, Inc.

August 24, 2023

We have not been asked to, and do not render any opinion with respect to, any matters except as expressly set forth above. The opinions expressed herein are limited to matters governed by the laws of the State of North Carolina. To the extent the Subsidiary Guarantee of the North Carolina Guarantor is or may be governed by the laws of any state or sovereign other than North Carolina, including the United States of America, we offer no opinion. We express no opinion as to the accuracy, correctness or completeness of any statement in the Shelf Registration Statement. We express no opinion as to the enforceability of a Subsidiary Guarantee in conformity with its terms, other than as opined respecting valid authorization, execution and delivery for corporate purposes by the North Carolina Guarantor.

This opinion speaks only as of the date hereof and as of the earlier dates expressly addressed above. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein, whether or not brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Shelf Registration Statement. In giving such consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder. Subject to the foregoing, this opinion letter is provided to you and may be relied upon by Shearman & Sterling LLP, New York, New York, as your legal counsel, and is for your benefit and for reliance of Shearman & Sterling LLP only in connection with the transaction referenced in the first paragraph. This opinion letter may not be used or relied on for any other purpose without our prior written consent.

BROWN & BUNCH, PLLC

By:	/s/ Charles G. Brown
Charles G. Brown, Manager